EXHIBIT 99.1

5835 Peachtree Corners East, Suite D
Norcross, GA 30092

Guided Therapeutics Successfully Completes Electrical Testing of LuViva® Advanced Cervical Scan for Edition 3 CE and Canadian Standards

Association Marks

NORCROSS, GA (December 5, 2012) – Guided Therapeutics, Inc., (OTCBB: GTHP) (OTCQB: GTHP), today announced that it has successfully completed electromagnetic compatibility testing, one of two major categories of third-party testing required to label the LuViva® Advanced Cervical Scan, a non-invasive device used to detect cervical disease that leads to cancer, with the ISO 60601 Edition 3 CE Mark and Canadian Standards Association (CSA) Mark.

"Electromagnetic compatibility testing can be the most challenging of the major certification components, and we are pleased to report our successful outcome,” said Richard Fowler, Senior Vice President of Engineering at Guided Therapeutics. “Basic safety testing, the next phase of work to be done at the third-party testing facility, is expected to be completed in the next two to three weeks.”

Upon successful completion of the basic safety testing, LuViva will be eligible for labeling with the CSA Mark. The CSA Mark, while not required for marketing in Canada, is sometimes preferred by some larger medical institutions.

The final step for the CE Mark, after successful completion of the basic safety testing, is to complete the review of documentation for usability, risk management and software, which is scheduled to occur over the next few weeks. Guided Therapeutics will then immediately apply the Edition 3 CE Mark to the LuViva in order to support international product launch in the first quarter of 2013.

“Upon achieving these regulatory milestones, we expect to be able to scale up production to meet demand for LuViva in 2013 and beyond,” added Mr. Fowler.

LuViva currently has marketing approval from Health Canada and received its first CE Mark, an ISO 60601 Edition 2 Notification, in July. Guided Therapeutics was awarded ISO 13485 certification in January 2011. Additionally, LuViva has been under U.S. Food and Drug Administration Premarket review since September 23, 2010. The Company filed an amended PMA application with the FDA in November 2012.

About LuViva® Advanced Cervical Scan

LuViva is a technologically advanced diagnostic device that scans the cervix with light and uses spectroscopy to measure how light interacts with the cervical tissue. Spectroscopy identifies chemical and structural indicators of precancer that may be below the surface of the cervix or misdiagnosed as benign. This technique is called biophotonics. Unlike Pap, HPV tests or biopsies, LuViva does not require laboratory analysis or a tissue sample, and is designed to provide results immediately, which eliminates costly, painful and unnecessary testing. LuViva is designed for use with women who have undergone initial screening and are called back for follow up with a colposcopy examination, which in many cases, involves taking a biopsy of the cervix. The device is used in conjunction with the LuViva® Cervical Guide single-use patient interface and calibration disposable.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP) is developing a rapid and painless testing platform for the early detection of disease based on its patented biophotonic technology that utilizes light to detect disease at the cellular level. The Company’s first planned product is the LuViva® Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial, with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. Guided Therapeutics has also entered into a partnership with Konica Minolta to develop a non-invasive test for the early detection of esophageal cancer using the technology platform. For more information, visit: www.guidedinc.com.

The Guided Therapeutics LuViva® Advanced Cervical Scan is an investigational device and is limited by federal law to investigational use. LuViva, the wave logo and "Early detection, better outcomes" are registered trademarks owned by Guided Therapeutics, Inc.

Forward-Looking Statements Disclaimer: A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include those related to the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and subsequent quarterly reports.

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Contacts:

Investors: Alison Ziegler, Cameron Associates, 212-554-5469

Bill Wells, Guided Therapeutics, 770-242-8723 Ext. 241